April 4, 2024

Richard J. Santoroski

    Re:    Strategic Advisor Consulting Services

Dear Rich,

This letter agreement (“Letter Agreement”) sets forth the agreement between you (“you” or “Consultant”) and Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Hannon Armstrong Capital, LLC (together, the “Company”) (jointly, the “Parties”) relating to your transition from an Executive Vice President and Company employee to a Strategic Advisor under a non-employee consulting agreement as provided in Section 2 below, which transition will be effective on April 15, 2024 (the “Transition Date”) on the terms set forth herein.

1.    Last Day of Employment, Final Compensation and Waiver of Claims under the Employment Agreement.

1.1    Last Day of Employment. The Parties agree that your employment with the Company pursuant to your Amended and Restated Employment Agreement effective April 5, 2022, as subsequently amended by the Amendment and Waiver to Amended and Restated Employment Agreement effective January 26, 2024 (as so amended, “Employment Agreement”) will end effective on the Transition Date.

1.2    Final Compensation under the Employment Agreement and Waiver of Claims.

1.2.1    The Company will continue to pay Consultant pursuant to Section 3(a) of the Employment Agreement through the Transition Date, in accordance with its normal payroll practices. The Consultant agrees that this payment represents all amounts he is entitled to as compensation for his employment through Transition Date.

1.2.2.    The Company and the Consultant agree and acknowledge that as a result of the continuing services to be performed by Consultant pursuant to Section 2 below, the previously issued equity award agreements identified on Exhibit A hereto shall continue in full force and effect pursuant to their terms on and after the Transition Date with respect to the currently unvested equity of each award as itemized on Exhibit A.

1.2.3.    The Consultant represents that his unpaid expenses (already and to be incurred up to the Transition Date) during the Term of his Employment Agreement will not exceed $10,000 and agrees to provide documentation of those expenses within 10 business days after the Transition Date, at which point the Company shall reimburse him for those expenses.

1.2.4.    In exchange for the Fees provided for in paragraph 3.1 of this Letter Agreement, the Consultant waives his rights (if any) to any further compensation of any kind under Sections 5, 6 and 7 of the Employment Agreement.

1.2.5.    The Parties agree to execute a Waiver and General Release of All Claims, a copy of which is attached hereto as Exhibit B (the “Waiver”) on or after the Transition Date. The Waiver shall become effective on the eighth day after the date the Waiver is signed by the Consultant, provided he has not exercised his right to revoke the Waiver (the “Waiver Effective Date”). The Parties agree that if Consultant does not sign the Waiver or exercises his right to revoke the Waiver, this Letter Agreement will become null and void.

2.    Services to be Performed by Consultant.

2.1    Scope of Work. Consultant will perform the work and provide the strategic advisor consulting services (“Consulting Services”) set forth on Exhibit C to this Letter Agreement, in accordance with the terms and conditions hereof.

2.2    Method of Performing Consulting Services. Consultant will determine the method, details, and means of performing the Consulting Services to be carried out for Company. Company may, however, require Consultant and employees of Consultant, if any, to observe at all times the security and safety policies of Company. In addition, Company will be entitled to exercise a broad general power of supervision over the results of services performed by Consultant for the limited purpose of ensuring satisfactory performance. This power of supervision will include the right to inspect, stop work, make suggestions or recommendations as to the details of the Consulting Services, and request modifications to the scope of such services.

2.3    Place of Work. Consultant’s primary place of work to perform the Consulting Services will be off-site of Company premises, with an expectation that, as agreed upon with the Company’s Chief Executive Officer, Consultant will periodically perform the Consulting Services in the Company’s Annapolis office. After the Transition Date, lodging and mileage expenses will be reimbursed as set forth on Exhibit D hereto. Company will provide services and materials Consultant may reasonably request in order to perform the Consulting Services. The Company shall provide to the Consultant the computer equipment and monitor used in his employment and shall continue to provide a Company email address during the Agreement Term (as defined in Section 4.1).

2.4.    Rights of Third Parties. Consultant agrees that (a) to the best of Consultant’s knowledge, the work product generated by Consultant pursuant to this Letter Agreement will not infringe on any copyright, patent, trade secret or other intellectual property right of any third party, (b) Consultant will not knowingly use any equipment, facilities, supplies or other property of any third party which could give rise to any claims of ownership of Consultant’s services hereunder by such third party, (c) during the period of performance for any project, Consultant will not enter into any agreement or employment relationship with any other third party to perform services of a similar or identical nature to the Consulting Services being performed hereunder, and (d) Consultant will observe and abide by all applicable laws and regulations, including, but not limited to, those of Company relative to conduct on any premises under Company’s control.

2.5    Compliance Obligations.
    2.5.1    Consultant will observe and abide by all applicable laws and regulations, including, but not limited to, (i) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or (iii) the anti-money laundering provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, Public Law 107 56 (October 26, 2001) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., and any other laws relating to terrorism or money laundering.

    2.5.2    Consultant hereby confirms that Consultant has been given a copy of the Company’s Code of Business Conduct and Ethics and the Statement of Corporate Policy Regarding Equity Transactions and will strictly abide by the terms set forth therein.

3.    Compensation.

3.1    Fees. For satisfactory performance of the Consulting Services to be performed by Consultant, and in complete satisfaction of any rights related to the termination of Consultant’s employment that Consultant may or may not have under or with respect to the Employment Agreement or otherwise, Company will pay Consultant the fees set forth on Exhibit D. Such fees will represent Company’s entire obligation for services rendered.

3.2    Expenses. Except as otherwise provided in this Letter Agreement or Exhibit D, Consultant will be responsible for all costs and expenses incident to the performance of services for Company, including all costs incurred by Consultant to do business not otherwise specified herein.

4.    Term and Termination of Consulting Services.

4.1    Term. Commencing on the Transition Date, Consultant will perform the Consulting Services for a period of eighteen (18) months unless that period is extended by a written agreement signed by both parties (“Agreement Term”).

4.2    Termination. Notwithstanding the foregoing, Company may, at its sole option, terminate the Consultant’s performance of Consulting Services with or without cause, at any time by giving Consultant written notice of termination, which termination will be effective upon the giving of such notice. If the termination by the Company of the Consultant’s performance of Consulting Services is for any reason other than Cause (within the meaning of Section 7(d) of the

Employment Agreement, except that Consultant shall not be required to devote substantially all of his business time and efforts to the Company), (x) Consultant will be paid the compensation on the payment dates set forth in Exhibit D, (y) all outstanding time-based equity awarded under the Equity Incentive Plan will be converted into OP Units (as the term is used in the Equity Incentive Plan), (z) notwithstanding any forfeiture clause contained in the related LTIP Unit Award Agreements, Consultant’s departure from the Company under such circumstances will not constitute a Termination of Service (as defined in the related Award Agreements), and Consultant will be issued the number of Grant Units (as defined in the related Award Agreements), as contemplated and determined at the applicable time set forth in each Award Agreement. If the termination of the Consultant’s performance of Consulting Services is by the Company for Cause, Consultant shall not be entitled to any further compensation from the Company. Consultant will advise Company of the extent to which performance has been completed through such date, and collect and deliver to Company whatever work product then exists in the manner requested by Company. Consultant may, at his option, terminate the performance of Consulting Services at any time by giving Company written notice of termination and forfeit any further compensation payment contemplated after the date of such notice of termination.

4.3    Return of Materials. Upon termination of the Consultant’s performance of Consulting Services for any reason, upon request, the Consultant will promptly return to Company all copies of any Company data, records, or materials of whatever nature or kind, including, without limitation, writings, designs, documents, records, data, memoranda, tapes and disks containing models, documentation and notes, and all materials incorporating any proprietary information of Company. Consultant will also furnish to Company all work in progress or portions thereof, including all incomplete work.

5.    Independent Contractor Status.

5.1    Intention of Parties. It is the intention of the parties that Consultant be an independent contractor and not an employee, agent, or partner of the Company. Nothing in this Letter Agreement will be interpreted or construed as creating or establishing the relationship of employer and employee between Company and either Consultant or any employee or agent of Consultant.

6.    Taxes, etc.

6.1    State and Federal Taxes; Benefits. Consultant will pay and report all applicable federal and state income tax withholding, social security taxes, and unemployment insurance. Consultant agrees to defend, indemnify, and hold harmless Company, Company’s shareholders, directors, officers, employees and agents, from and against any claims, liabilities, or expenses relating to such tax and insurance matters. Without limiting the generality of the foregoing, because Consultant is not an employee of the Company:

•Company will not withhold FICA (Social Security) from Consultant’s payments.

•Company will not make state or federal unemployment insurance contributions on behalf of Consultant or its personnel, if any.

•Company will not withhold state and federal income tax from payment to Consultant.

•Company will not make disability insurance contributions on behalf of Consultant.

•Company will not obtain workers’ compensation insurance on behalf of Consultant.

7.    Covenants, Work Product, Warranties and Indemnities.

7.1    Covenants. Consultant agrees that he remains bound by the Covenants in Section 9 of the Employment Agreement. The Parties agree that “Restricted Period” as that term is used in Section 9(a)(i) of the Employment Agreement is hereby extended to October 15, 2026, provided however, if the Consultant presents a strategic opportunity that the Company chooses not to pursue, the pursuit of such opportunity by the Consultant shall not be considered to violate such Section 9(a)(i). Nothing in this Section or in Section 6 of the Employment Agreement shall be interpreted to limit the Consultant’s ability to: (a) serve nonprofit or governmental organizations in any role; (b) serve on the Board of Directors of any Company in a nonmanagement role; or (c) serve as an advisor or consultant (in a nonmanagement role) for customers (or similarly situated companies), venture capital firms or other investors who invest in companies or in the development of projects, provided that without written approval from the Company, Consultant will not serve in a management, advisor or consulting role to an entity who provides debt or equity financing to sustainable infrastructure projects.

7.2    Confidentiality. Consultant is hereby notified that 18 U.S.C. § 1833(b) states as follows: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, notwithstanding any other provision of this Letter Agreement or the Waiver to the contrary, Consultant has the right to (1) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of the law or (2) disclose trade secrets in a document filed in a lawsuit or other proceeding so long as that filing is made under seal and protected from public disclosure. Nothing in this Agreement or the Waiver is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

7.3    Ownership of Work Product. Subject to Section 7.1, all copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Consultant or its personnel, if any, during the course of performing Company’s work (collectively, the “Work Product”) will belong exclusively to Company and will, to the extent possible, be considered a “work made for hire” for Company within the meaning of Title 17 of the United States Code. Consultant automatically assigns, and will cause his employees, if any, automatically to assign, at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest he/she or they may have in such Work Product, including any copyrights or other intellectual property rights pertaining thereto. Upon request of Company, Consultant will take such further actions, and will cause his employees, if any, to take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

7.4    Warranties. Consultant represents and warrants that (a) Consultant’s performance of the Consulting Services called for by this Letter Agreement will not violate any applicable law, rule, or regulation; any contracts with third parties; or any third-party rights in any patent, trademark, copyright, trade secret, or similar right, and (b) Consultant is aware of no obligations inconsistent with the terms of this Letter Agreement, or with providing Consulting Services to Company, including but not limited to any obligations which could interfere with Company’s ownership rights in any discoveries, improvements or inventions made by Consultant.

7.5    Indemnification. Each party (each, an “Indemnifying Party”) shall protect, indemnify and hold harmless the other Party and its directors, officers, employees, agents, affiliates and representatives (each, an “Indemnified Party”) against and from third party claims for any and all cost, expense, damage, liability or loss, including costs and attorney’s fees, for or on account of injury to, bodily or otherwise, or death of, persons, or for damage to, or destruction of property, resulting from or attributable to the gross negligence or willful misconduct of the Indemnifying Party, its directors, officers, employees, agents affiliates or representative, or resulting from, arising out of, or in any way connected with the performance of, or failure to perform its obligations under this Letter Agreement, excepting only such cost, expense, damage, liability or loss as may be caused by the gross negligence or willful misconduct of any Indemnified Party.

7.6    Requirements of Indemnity. If any Indemnified Party intends to seek indemnification under paragraph 7.4 from any Indemnifying Party with respect to any action or claim, the Indemnified Party shall give the Indemnifying Party notice of such claim or action upon the receipt of actual knowledge or information by the Indemnified Party of any possible claim or of the commencement of such claim or action, which period shall in no event be later than the lessor (i) fifteen business days prior to the last day of responding to such claim or action or (ii) one half of the period allowed for responding to such claim or action. The Indemnifying Party shall have no liability under this Article for any claim or action for which such notice is not provided, unless the failure to give such notice does not prejudice the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense of any such claim or action, at its sole cost and expense, with counsel designated by the Indemnifying Party and reasonably satisfactory to the Indemnified Party: provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall have the right to select separate counsel, at the Indemnified Party’s expense, to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party. Should any Indemnified Party be entitled to indemnification under this paragraph as a result of a claim by a third party, and should the Indemnifying Party fail to assume the defense of such claim or action, the Indemnified Party may, at the expense of the Indemnifying Party, contest (or, with the prior consent of the Indemnifying Party, settle) such claim or action. Except to the extent expressly provided herein, no Indemnified Party shall settle any claim or action with respect to which it has sought or intends to seek indemnification pursuant to this paragraph without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

7.7    Survival of Indemnity Obligations: The duty to indemnify hereunder will continue in full force and effect notwithstanding the expiration or termination of this Letter Agreement, with respect to any loss, liability, damage or other expense based on facts or conditions which occurred prior to such termination.

8.    General Provisions

8.1    Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing, email or by mail postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses provided for in Section 10 of the Employment Agreement, but each party may change such address by written notice in accordance with this paragraph. Notices delivered personally or emailed will be deemed communicated as of actual receipt. Mailed notices will be deemed communicated as of five days after deposited with the United States Postal Service.

8.2    Entire Agreement. This Letter Agreement, the Employment Agreement and the Waiver contain all the covenants and agreements between the Parties related to the provision of Consulting Services contemplated herein. Each party to this Letter Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of either party, that are not embodied in this Letter Agreement, the Employment Agreement and the Waiver. Any modification of this Letter Agreement will be effective only if it is in writing signed by the party to be charged. The Letter Agreement is effective as of the date it is signed by the parties, but as provided in paragraph 1.2.5 it will become null and void if Consultant does not sign the Waiver or exercises his right to revoke the Waiver.

8.3    Severability. If any provision in this Letter Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

8.4    No Third Party Beneficiaries. This Letter Agreement is enforceable only by Consultant and Company. No employee or agent of Consultant, and no beneficiary thereof, will be a third-party beneficiary under or pursuant to the terms of this Letter Agreement. Nothing in this Letter Agreement constitutes a promise made for the benefit of any person or entity not a party to this Letter Agreement.

8.5    Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

8.6    Successors. This Letter Agreement shall inure to the benefit of, and be binding upon, Consultant and Company, their respective personal representatives, if any, and successors and assigns; provided that Consultant may not assign any rights or delegate or subcontract any duties under this Letter Agreement, in whole or in part, without the prior written consent of Company. Any such assignment, delegation or subcontracting without Company’s prior written consent will be void.

If you agree to the terms of this Letter Agreement, please sign the enclosed duplicate copy and then return a hard copy to me.

Very truly yours,

/s/ Jeffrey A. Lipson

Jeffrey A. Lipson
President & CEO
Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Hannon Armstrong Capital, LLC
ACCEPTED AND AGREED:

    /s/ Richard R. Santoroski
Richard R. Santoroski

            April 4, 2024
Date

Exhibit A

Unvested Awards Under the Equity Incentive Plan

•3,083 unvested Time-Based HoldCo Units awarded pursuant to that certain HASI Management Holdco LLC LTIP Unit Award Agreement dated as of March 25, 2022

•9,250 unvested Performance-Based HoldCo Units awarded pursuant to that certain HASI Management Holdco LLC LTIP Unit Award Agreement dated as of March 25, 2022

•9,250 unvested Performance-Based HoldCo Units awarded pursuant to that certain HASI Management Holdco LLC LTIP Unit Award Agreement dated as of March 25, 2022

•18,460 unvested Time-Based HoldCo Units awarded pursuant to that certain HASI Management Holdco LLC LTIP Unit Award Agreement dated as of March 1, 2023

•18,460 unvested Performance-Based HoldCo Units awarded pursuant to that certain HASI Management Holdco LLC LTIP Unit Award Agreement dated as of March 1, 2023

•18,460 unvested Performance-Based HoldCo Units awarded pursuant to that certain HASI Management Holdco LLC LTIP Unit Award Agreement dated as of March 1, 2023

•9,500 unvested Time-Based HoldCo Units awarded pursuant to that certain HASI Management Holdco LLC LTIP Unit Award Agreement dated as of March 1, 2024

•9,500 unvested Performance-Based HoldCo Units awarded pursuant to that certain HASI Management Holdco LLC LTIP Unit Award Agreement dated as of March 1, 2024

•9,500 unvested Performance-Based HoldCo Units awarded pursuant to that certain HASI Management Holdco LLC LTIP Unit Award Agreement dated as of March 1, 2024

Exhibit B

WAIVER AND GENERAL RELEASE OF ALL CLAIMS

This Waiver and General Release of all Claims (this “Agreement”) is entered into by Richard R. Santoroski (the “Executive”) and Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (the “Company”), effective as of the eighth day after the date signed by the Executive provided he has not exercised his revocation right in Section 1(b) below (the “Effective Date”).
In consideration of the promises set forth in the Amended and Restated Employment Agreement between the Executive and the Company, dated April 5, 2022, as amended by the Amendment and Waiver to Amended and Restated Employment Agreement dated as of January 26, 2024 (as so amended, the “Employment Agreement”), and the Letter Agreement dated April 4, 2024 (the “Letter Agreement”), the Executive and the Company agree as follows:
1.    General Releases and Waivers of Claims.
(a)    Executive’s Release of Company. In consideration of the payments and benefits provided in the Letter Agreement and after consultation with counsel, the Executive hereby irrevocably and unconditionally releases and forever discharges the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of its or their successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, stockholders, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively, “Company Parties”) from any and all claims, actions, causes of action, rights, judgments, obligations,
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damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Executive may have, or in the future may possess, arising out of the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service; provided, however, that the Executive does not release, discharge or waive (A) any rights to payments and benefits provided under the Employment Agreement or the Letter Agreement except as provided in the Letter Agreement, (B) any right the Executive may have to enforce the Letter Agreement, this Agreement, the Award Agreements or the Employment Agreement except as provided in the Letter Agreement, (C) the Executive’s rights under the Indemnification Agreement and rights to indemnification and advancement of expenses in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy, (D) any claims for benefits under any employee benefit or pension plan of the Company Parties subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under the Employee Retirement Income Security Act of 1974, or (E) any right or claim that the Executive may have to obtain contributions as permitted by applicable law in an action in which both the Executive on the one hand or any Company Party on the other hand are held jointly liable.
(b)    Executive’s Specific Release of ADEA Claims. In further consideration of the payments and benefits provided in the Letter Agreement to the Executive, the Executive hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Executive may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the
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applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with the Executive’s end of employment to consult with an attorney of the Executive’s choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has been given the opportunity to do so; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of the Executive’s choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement. The Executive also understands that the Executive has seven days following the date on which the Executive signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of the Executive’s revocation of the release and waiver contained in this paragraph.
(c)    No Assignment. The Executive represents and warrants that the Executive has not assigned any of the Claims being released under this Agreement.
2.    Waiver of Relief. The Executive acknowledges and agrees that by virtue of the foregoing, the Executive has waived any relief available to him (including without limitation, monetary damages and equitable relief, and reinstatement) under any of the Claims waived in this Agreement. Therefore, the Executive agrees that he will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any Claim or right waived in this Agreement. Nothing in this Agreement shall be construed to prevent the Executive from
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cooperating with or participating in an investigation conducted by, any governmental agency, to the extent required or permitted by law.
3.    Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.
4.    Non-admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any other Company Party or the Executive.
5.    Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Maryland applicable to contracts executed in and to be performed in that State.
6.    Notices. All notices or communications hereunder shall be made in accordance with Section 10 of the Employment Agreement.
THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

RICHARD R. SANTOROSKI

Date:

HANNON ARMSTRONG SUSTAINABLE
INFRASTRUCTURE CAPITAL, INC.

By:

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Name: Jeffrey A. Lipson

Title: President & CEO

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Exhibit C

Scope of Work

Consultant will provide the following Consulting Services to the Company and its affiliates when directed by the CEO:

•Serve on the Company’s Investment Committee as a non-voting member;
•Provide continued support and strategic advice with respect to:
oAny matters related to the Finance & Risk Committee of the Company’s Board of Directors;
oThe Company’s Enterprise Risk Management framework;
oInvestment Committee Memos and Pre-Screens;
oBusiness Points-of-View and other perspectives on the risk/reward of investments and asset classes, the asset management of the Company’s existing portfolio, industry matters and other developments;
oFacilitating the transition of the Head of Portfolio Management role;
oFacilitating the transition of any joint venture board seats on which Consultant served as of the Transition Date;
oAdvising on day-to-day management of the team and the portfolio; and
oOther corporate strategy matters as appropriate;

•Serve on the RESurety board of directors; and

•Other matters from time to time as mutually agreed by CEO and Consultant.

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Exhibit D

Consultant’s Fees

Fees for Consulting Services

Company will provide compensation to Consultant during the Agreement Term as follows:

A.Within 10 business days after the effective date of this Agreement:

•A bonus payment of $232,300, to be paid to Consultant on April 19, 2024.

•7,500 shares of Series B Preferred Stock in RESurety, Inc., with transfer to be completed as soon as reasonably practicable following the start of the Agreement Term.

B.During the Agreement Term:
•$30,000 on a monthly basis during the Agreement Term.

•Reimbursement of the full cost of Consultant’s health insurance coverage under COBRA or otherwise for eighteen (18) months after the Transition Date within 30 days of his submission of an invoice to the Company on an after-tax basis, unless the Consultant or his spouse obtains coverage through another employer.

•At the sole discretion of the CEO, a bonus payment for additional value added during the Agreement Term, may be paid (as applicable) by the Company at such time as other annual Company bonus payments are made.

The parties shall negotiate additional compensation for any increase in scope or in the contemplated time spent on in-scope projects.

Expenses

Notwithstanding the provisions of paragraph 3.2 of the Letter Agreement, the Company will reimburse Consultant for (i) mileage and lodging related to working in the Annapolis office and (ii) travel expenses to attend RESurety board meetings. Other expense reimbursement requests shall require approval in advance.

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